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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                              (Section 240.13d-101)

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 6 )*

                               Gardenburger, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                           Common Stock, no par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    365476100
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 Mark C. Wehrly
                       Farallon Capital Management, L.L.C.
                         One Maritime Plaza, Suite 1325
                         San Francisco, California 94111
                                 (415) 421-2132
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)



If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ]

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                         (Continued on following pages)
                               Page 1 of 35 Pages
                         Exhibit Index Found on Page 34

                                       13D
===================
CUSIP No. 365476100
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a)[   ]
                                                              (b)[ X ]**
    2
                    ** The reporting persons making this filing may be deemed to be the beneficial owners of an aggregate of 1,382,736 shares of Common Stock, which is 13.3% of the class of securities. The reporting person on this cover page, however, may be deemed to be a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                 [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            California
------------====================================================================
                           SOLE VOTING POWER
                   7
   NUMBER OF               -0-
               ------------=====================================================
    SHARES                 SHARED VOTING POWER
 BENEFICIALLY      8
   OWNED BY                398,072 shares of Common Stock [See Preliminary Note]
               ------------=====================================================
     EACH                  SOLE DISPOSITIVE POWER
                   9
   REPORTING               -0-
  PERSON WITH  ------------=====================================================
                           SHARED DISPOSITIVE POWER
                   10
                           398,072 shares of Common Stock [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            398,072 shares of Common Stock [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                    [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            4.2% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================



                               Page 2 of 35 Pages

                                       13D
===================
CUSIP No. 365476100
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a)[   ]
                                                              (b)[ X ]**
    2
                    ** The reporting persons making this filing may be deemed to be the beneficial owners of an aggregate of 1,382,736 shares of Common Stock, which is 13.3% of the class of securities. The reporting person on this cover page, however, may be deemed to be a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                 [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            California
------------====================================================================
                           SOLE VOTING POWER
                   7
   NUMBER OF               -0-
               ------------=====================================================
    SHARES                 SHARED VOTING POWER
 BENEFICIALLY      8
   OWNED BY                429,306 shares of Common Stock [See Preliminary Note]
               ------------=====================================================
     EACH                  SOLE DISPOSITIVE POWER
                   9
   REPORTING               -0-
  PERSON WITH  ------------=====================================================
                           SHARED DISPOSITIVE POWER
                   10
                           429,306 shares of Common Stock [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            429,306 shares of Common Stock [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                    [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            4.6% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================



                               Page 3 of 35 Pages

                                       13D
===================
CUSIP No. 365476100
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners II, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a)[   ]
                                                              (b)[ X ]**
    2
                    ** The reporting persons making this filing may be deemed to be the beneficial owners of an aggregate of 1,382,736 shares of Common Stock, which is 13.3% of the class of securities. The reporting person on this cover page, however, may be deemed to be a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                 [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            California
------------====================================================================
                           SOLE VOTING POWER
                   7
   NUMBER OF               -0-
               ------------=====================================================
    SHARES                 SHARED VOTING POWER
 BENEFICIALLY      8
   OWNED BY                71,984 shares of Common Stock [See Preliminary Note]
               ------------=====================================================
     EACH                  SOLE DISPOSITIVE POWER
                   9
   REPORTING               -0-
  PERSON WITH  ------------=====================================================
                           SHARED DISPOSITIVE POWER
                   10
                           71,984 shares of Common Stock [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            71,984 shares of Common Stock [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                    [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.8% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================



                               Page 4 of 35 Pages

                                       13D
===================
CUSIP No. 365476100
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners III, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a)[   ]
                                                              (b)[ X ]**
    2
                    ** The reporting persons making this filing may be deemed to be the beneficial owners of an aggregate of 1,382,736 shares of Common Stock, which is 13.3% of the class of securities. The reporting person on this cover page, however, may be deemed to be a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                 [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                           SOLE VOTING POWER
                   7
   NUMBER OF               -0-
               ------------=====================================================
    SHARES                 SHARED VOTING POWER
 BENEFICIALLY      8
   OWNED BY                85,301 shares of Common Stock [See Preliminary Note]
               ------------=====================================================
     EACH                  SOLE DISPOSITIVE POWER
                   9
   REPORTING               -0-
  PERSON WITH  ------------=====================================================
                           SHARED DISPOSITIVE POWER
                   10
                           85,301 shares of Common Stock [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            85,301 shares of Common Stock [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                    [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.9% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================



                               Page 5 of 35 Pages

                                       13D
===================
CUSIP No. 365476100
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Tinicum Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a)[   ]
                                                              (b)[ X ]**
    2
                    ** The reporting persons making this filing may be deemed to be the beneficial owners of an aggregate of 1,382,736 shares of Common Stock, which is 13.3% of the class of securities. The reporting person on this cover page, however, may be deemed to be a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                 [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6       New York
------------====================================================================
                           SOLE VOTING POWER
                   7
   NUMBER OF               -0-
               ------------=====================================================
    SHARES                 SHARED VOTING POWER
 BENEFICIALLY      8
   OWNED BY                28,434 shares of Common Stock [See Preliminary Note]
               ------------=====================================================
     EACH                  SOLE DISPOSITIVE POWER
                   9
   REPORTING               -0-
  PERSON WITH  ------------=====================================================
                           SHARED DISPOSITIVE POWER
                   10
                           28,434 shares of Common Stock [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            28,434 shares of Common Stock [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                    [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.3% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================



                               Page 6 of 35 Pages

                                       13D
===================
CUSIP No. 365476100
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Management, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a)[   ]
                                                              (b)[ X ]**
    2
                    ** The reporting persons making this filing may be deemed to be the beneficial owners of an aggregate of 1,382,736 shares of Common Stock, which is 13.3% of the class of securities. The reporting person on this cover page, however, may be deemed to be a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                 [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                           SOLE VOTING POWER
                   7
   NUMBER OF               -0-
               ------------=====================================================
    SHARES                 SHARED VOTING POWER
 BENEFICIALLY      8
   OWNED BY                369,639 shares of Common Stock [See Preliminary Note]
               ------------=====================================================
     EACH                  SOLE DISPOSITIVE POWER
                   9
   REPORTING               -0-
  PERSON WITH  ------------=====================================================
                           SHARED DISPOSITIVE POWER
                   10
                           369,639 shares of Common Stock [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            369,639 shares of Common Stock [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                    [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            3.9% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IA, OO
------------====================================================================



                               Page 7 of 35 Pages

                                       13D
===================
CUSIP No. 365476100
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Partners, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a)[   ]
                                                              (b)[ X ]**
    2
                    ** The reporting persons making this filing may be deemed to be the beneficial owners of an aggregate of 1,382,736 shares of Common Stock, which is 13.3% of the class of securities. The reporting person on this cover page, however, may be deemed to be a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                 [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                         SOLE VOTING POWER
                 7
  NUMBER OF              -0-
             ------------=======================================================
   SHARES                SHARED VOTING POWER
BENEFICIALLY     8
  OWNED BY               1,013,097 shares of Common Stock [See Preliminary Note]
             ------------=======================================================
    EACH                 SOLE DISPOSITIVE POWER
                 9
  REPORTING              -0-
 PERSON WITH ------------=======================================================
                         SHARED DISPOSITIVE POWER
                 10
                         1,013,097 shares of Common Stock [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            1,013,097 shares of Common Stock [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                    [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            10.1% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            OO
------------====================================================================



                               Page 8 of 35 Pages

                                       13D
===================
CUSIP No. 365476100
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            David I. Cohen [See Preliminary Note]
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a)[   ]
                                                              (b)[ X ]**
    2
                    ** The reporting persons making this filing may be deemed to be the beneficial owners of an aggregate of 1,382,736 shares of Common Stock, which is 13.3% of the class of securities. The reporting person on this cover page, however, may be deemed to be a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                 [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                         SOLE VOTING POWER
                 7
  NUMBER OF              -0-
             ------------=======================================================
   SHARES                SHARED VOTING POWER
BENEFICIALLY     8
  OWNED BY               -0-
             ------------=======================================================
    EACH                 SOLE DISPOSITIVE POWER
                 9
  REPORTING              -0-
 PERSON WITH ------------=======================================================
                         SHARED DISPOSITIVE POWER
                 10
                         -0-
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            -0-
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                    [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            -0-
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14      IN
------------====================================================================



                               Page 9 of 35 Pages

                                       13D
===================
CUSIP No. 365476100
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Chun R. Ding
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a)[   ]
                                                              (b)[ X ]**
    2
                    ** The reporting persons making this filing may be deemed to be the beneficial owners of an aggregate of 1,382,736 shares of Common Stock, which is 13.3% of the class of securities. The reporting person on this cover page, however, may be deemed to be a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                 [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                         SOLE VOTING POWER
                 7
  NUMBER OF              -0-
             ------------=======================================================
   SHARES                SHARED VOTING POWER
BENEFICIALLY     8
  OWNED BY               1,382,736 shares of Common Stock [See Preliminary Note]
             ------------=======================================================
    EACH                 SOLE DISPOSITIVE POWER
                 9
  REPORTING              -0-
 PERSON WITH ------------=======================================================
                         SHARED DISPOSITIVE POWER
                 10
                         1,382,736 shares of Common Stock [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            1,382,736 shares of Common Stock [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                    [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            13.3% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14      IN
------------====================================================================



                               Page 10 of 35 Pages

                                       13D
===================
CUSIP No. 365476100
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Joseph F. Downes
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a)[   ]
                                                              (b)[ X ]**
    2
                    ** The reporting persons making this filing may be deemed to be the beneficial owners of an aggregate of 1,382,736 shares of Common Stock, which is 13.3% of the class of securities. The reporting person on this cover page, however, may be deemed to be a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                 [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                         SOLE VOTING POWER
                 7
  NUMBER OF              -0-
             ------------=======================================================
   SHARES                SHARED VOTING POWER
BENEFICIALLY     8
  OWNED BY               1,382,736 shares of Common Stock [See Preliminary Note]
             ------------=======================================================
    EACH                 SOLE DISPOSITIVE POWER
                 9
  REPORTING              -0-
 PERSON WITH ------------=======================================================
                         SHARED DISPOSITIVE POWER
                 10
                         1,382,736 shares of Common Stock [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            1,382,736 shares of Common Stock [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                    [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            13.3% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14      IN
------------====================================================================



                               Page 11 of 35 Pages

                                       13D
===================
CUSIP No. 365476100
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Duhamel
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a)[   ]
                                                              (b)[ X ]**
    2
                    ** The reporting persons making this filing may be deemed to be the beneficial owners of an aggregate of 1,382,736 shares of Common Stock, which is 13.3% of the class of securities. The reporting person on this cover page, however, may be deemed to be a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                 [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                         SOLE VOTING POWER
                 7
  NUMBER OF              -0-
             ------------=======================================================
   SHARES                SHARED VOTING POWER
BENEFICIALLY     8
  OWNED BY               1,382,736 shares of Common Stock [See Preliminary Note]
             ------------=======================================================
    EACH                 SOLE DISPOSITIVE POWER
                 9
  REPORTING              -0-
 PERSON WITH ------------=======================================================
                         SHARED DISPOSITIVE POWER
                 10
                         1,382,736 shares of Common Stock [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            1,382,736 shares of Common Stock [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                    [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            13.3% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14      IN
------------====================================================================



                               Page 12 of 35 Pages

                                       13D
===================
CUSIP No. 365476100
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Charles E. Ellwein
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a)[   ]
                                                              (b)[ X ]**
    2
                    ** The reporting persons making this filing may be deemed to be the beneficial owners of an aggregate of 1,382,736 shares of Common Stock, which is 13.3% of the class of securities. The reporting person on this cover page, however, may be deemed to be a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                 [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                         SOLE VOTING POWER
                 7
  NUMBER OF              -0-
             ------------=======================================================
   SHARES                SHARED VOTING POWER
BENEFICIALLY     8
  OWNED BY               1,382,736 shares of Common Stock [See Preliminary Note]
             ------------=======================================================
    EACH                 SOLE DISPOSITIVE POWER
                 9
  REPORTING              -0-
 PERSON WITH ------------=======================================================
                         SHARED DISPOSITIVE POWER
                 10
                         1,382,736 shares of Common Stock [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            1,382,736 shares of Common Stock [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                    [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            13.3% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14      IN
------------====================================================================



                               Page 13 of 35 Pages

                                       13D
===================
CUSIP No. 365476100
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Richard B. Fried
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a)[   ]
                                                              (b)[ X ]**
    2
                    ** The reporting persons making this filing may be deemed to be the beneficial owners of an aggregate of 1,382,736 shares of Common Stock, which is 13.3% of the class of securities. The reporting person on this cover page, however, may be deemed to be a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                 [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                         SOLE VOTING POWER
                 7
  NUMBER OF              -0-
             ------------=======================================================
   SHARES                SHARED VOTING POWER
BENEFICIALLY     8
  OWNED BY               1,382,736 shares of Common Stock [See Preliminary Note]
             ------------=======================================================
    EACH                 SOLE DISPOSITIVE POWER
                 9
  REPORTING              -0-
 PERSON WITH ------------=======================================================
                         SHARED DISPOSITIVE POWER
                 10
                         1,382,736 shares of Common Stock [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            1,382,736 shares of Common Stock [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                    [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            13.3% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14      IN
------------====================================================================



                               Page 14 of 35 Pages

                                       13D
===================
CUSIP No. 365476100
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Monica R. Landry
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a)[   ]
                                                              (b)[ X ]**
    2
                    ** The reporting persons making this filing may be deemed to be the beneficial owners of an aggregate of 1,382,736 shares of Common Stock, which is 13.3% of the class of securities. The reporting person on this cover page, however, may be deemed to be a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                 [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                         SOLE VOTING POWER
                 7
  NUMBER OF              -0-
             ------------=======================================================
   SHARES                SHARED VOTING POWER
BENEFICIALLY     8
  OWNED BY               1,382,736 shares of Common Stock [See Preliminary Note]
             ------------=======================================================
    EACH                 SOLE DISPOSITIVE POWER
                 9
  REPORTING              -0-
 PERSON WITH ------------=======================================================
                         SHARED DISPOSITIVE POWER
                 10
                         1,382,736 shares of Common Stock [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            1,382,736 shares of Common Stock [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                    [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            13.3% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14      IN
------------====================================================================



                               Page 15 of 35 Pages

                                       13D
===================
CUSIP No. 365476100
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Mellin
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a)[   ]
                                                              (b)[ X ]**
    2
                    ** The reporting persons making this filing may be deemed to be the beneficial owners of an aggregate of 1,382,736 shares of Common Stock, which is 13.3% of the class of securities. The reporting person on this cover page, however, may be deemed to be a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                 [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                         SOLE VOTING POWER
                 7
  NUMBER OF              -0-
             ------------=======================================================
   SHARES                SHARED VOTING POWER
BENEFICIALLY     8
  OWNED BY               1,382,736 shares of Common Stock [See Preliminary Note]
             ------------=======================================================
    EACH                 SOLE DISPOSITIVE POWER
                 9
  REPORTING              -0-
 PERSON WITH ------------=======================================================
                         SHARED DISPOSITIVE POWER
                 10
                         1,382,736 shares of Common Stock [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            1,382,736 shares of Common Stock [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                    [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            13.3% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14      IN
------------====================================================================



                               Page 16 of 35 Pages

                                       13D
===================
CUSIP No. 365476100
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Stephen L. Millham
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a)[   ]
                                                              (b)[ X ]**
    2
                    ** The reporting persons making this filing may be deemed to be the beneficial owners of an aggregate of 1,382,736 shares of Common Stock, which is 13.3% of the class of securities. The reporting person on this cover page, however, may be deemed to be a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                 [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                         SOLE VOTING POWER
                 7
  NUMBER OF              -0-
             ------------=======================================================
   SHARES                SHARED VOTING POWER
BENEFICIALLY     8
  OWNED BY               1,382,736 shares of Common Stock [See Preliminary Note]
             ------------=======================================================
    EACH                 SOLE DISPOSITIVE POWER
                 9
  REPORTING              -0-
 PERSON WITH ------------=======================================================
                         SHARED DISPOSITIVE POWER
                 10
                         1,382,736 shares of Common Stock [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            1,382,736 shares of Common Stock [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                    [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            13.3% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14      IN
------------====================================================================



                               Page 17 of 35 Pages

                                       13D
===================
CUSIP No. 365476100
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Rajiv A. Patel
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a)[   ]
                                                              (b)[ X ]**
    2
                    ** The reporting persons making this filing may be deemed to be the beneficial owners of an aggregate of 1,382,736 shares of Common Stock, which is 13.3% of the class of securities. The reporting person on this cover page, however, may be deemed to be a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                 [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                         SOLE VOTING POWER
                 7
  NUMBER OF              -0-
             ------------=======================================================
   SHARES                SHARED VOTING POWER
BENEFICIALLY     8
  OWNED BY               1,382,736 shares of Common Stock [See Preliminary Note]
             ------------=======================================================
    EACH                 SOLE DISPOSITIVE POWER
                 9
  REPORTING              -0-
 PERSON WITH ------------=======================================================
                         SHARED DISPOSITIVE POWER
                 10
                         1,382,736 shares of Common Stock [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            1,382,736 shares of Common Stock [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                    [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            13.3% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14      IN
------------====================================================================



                               Page 18 of 35 Pages

                                       13D
===================
CUSIP No. 365476100
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Derek C. Schrier
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a)[   ]
                                                              (b)[ X ]**
    2
                    ** The reporting persons making this filing may be deemed to be the beneficial owners of an aggregate of 1,382,736 shares of Common Stock, which is 13.3% of the class of securities. The reporting person on this cover page, however, may be deemed to be a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                 [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                         SOLE VOTING POWER
                 7
  NUMBER OF              -0-
             ------------=======================================================
   SHARES                SHARED VOTING POWER
BENEFICIALLY     8
  OWNED BY               1,382,736 shares of Common Stock [See Preliminary Note]
             ------------=======================================================
    EACH                 SOLE DISPOSITIVE POWER
                 9
  REPORTING              -0-
 PERSON WITH ------------=======================================================
                         SHARED DISPOSITIVE POWER
                 10
                         1,382,736 shares of Common Stock [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            1,382,736 shares of Common Stock [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                    [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            13.3% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14      IN
------------====================================================================



                               Page 19 of 35 Pages

                                       13D
===================
CUSIP No. 365476100
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Thomas F. Steyer
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a)[   ]
                                                              (b)[ X ]**
    2
                    ** The reporting persons making this filing may be deemed to be the beneficial owners of an aggregate of 1,382,736 shares of Common Stock, which is 13.3% of the class of securities. The reporting person on this cover page, however, may be deemed to be a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                 [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                         SOLE VOTING POWER
                 7
  NUMBER OF              -0-
             ------------=======================================================
   SHARES                SHARED VOTING POWER
BENEFICIALLY     8
  OWNED BY               1,382,736 shares of Common Stock [See Preliminary Note]
             ------------=======================================================
    EACH                 SOLE DISPOSITIVE POWER
                 9
  REPORTING              -0-
 PERSON WITH ------------=======================================================
                         SHARED DISPOSITIVE POWER
                 10
                         1,382,736 shares of Common Stock [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            1,382,736 shares of Common Stock [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                    [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            13.3% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14      IN
------------====================================================================



                               Page 20 of 35 Pages

                                       13D
===================
CUSIP No. 365476100
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Mark C. Wehrly
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a)[   ]
                                                              (b)[ X ]**
    2
                    ** The reporting persons making this filing may be deemed to be the beneficial owners of an aggregate of 1,382,736 shares of Common Stock, which is 13.3% of the class of securities. The reporting person on this cover page, however, may be deemed to be a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                 [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                         SOLE VOTING POWER
                 7
  NUMBER OF              -0-
             ------------=======================================================
   SHARES                SHARED VOTING POWER
BENEFICIALLY     8
  OWNED BY               1,382,736 shares of Common Stock [See Preliminary Note]
             ------------=======================================================
    EACH                 SOLE DISPOSITIVE POWER
                 9
  REPORTING              -0-
 PERSON WITH ------------=======================================================
                         SHARED DISPOSITIVE POWER
                 10
                         1,382,736 shares of Common Stock [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            1,382,736 shares of Common Stock [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                    [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            13.3% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14      IN
------------====================================================================



                               Page 21 of 35 Pages

         This  Amendment  No. 6 to Schedule  13D (this  "Amendment")  amends the
Schedule 13D initially filed on April 23, 1999 (collectively, with all amendments thereto, the "Schedule 13D").

         Preliminary Note: Effective as of January 1, 2005, each of Noonday G.P. (U.S.), L.L.C. (the "First Noonday Sub-adviser") and Noonday Asset Management, L.P. (the "Second Noonday Sub-adviser") entered into an investment subadvisory agreement with the Management Company and the General Partner, under which the First Noonday Sub-adviser and the Second Noonday Sub-adviser are granted investment authority over certain securities and instruments owned by the Partnerships and Managed Accounts. Noonday Capital, L.L.C. (the "Noonday General Partner") serves as the general partner of the Second Noonday Sub-adviser. David
I. Cohen ("Cohen") serves as the managing member of the First Noonday Sub-adviser and the Noonday General Partner. Cohen resigned as a managing member of the Management Company and the General Partner effective December 31, 2004. This amendment to the Schedule 13D reports that Cohen is no longer the deemed beneficial owner of any of the securities reported herein.

         The Reporting Persons are filing the Schedule 13D with respect to the Common Stock, no par value (the "Common Stock"), of Gardenburger, Inc. (the "Company"). The Reporting Persons are not currently the record holders of any Common Stock, other than 3,700 shares of Common Stock held in aggregate by Farallon Capital Institutional Partners, L.P. and Farallon Capital Institutional Partners II, L.P. (collectively, the "3,700 Shares"). Certain of the Reporting Persons own certain shares of Series C Convertible Preferred Stock, no par value, of the Company (the "Series C Preferred Shares") and Series D Convertible Preferred Stock, no par value, of the Company (the "Series D Preferred Shares," and together with the Series C Preferred Shares, the "Preferred Shares"). Each Series C Preferred Share is convertible into five shares of Common Stock at any time by the holder, subject to certain adjustments set forth in the



                              Page 22 of 35 pages

Determination of Terms of the Series C Preferred Shares. Each Series D Preferred Share is convertible into 13.333333 shares of Common Stock at any time by the holder, subject to certain adjustments set forth in the Determination of Terms of the Series D Preferred Shares. In addition, certain of the Reporting Persons own certain warrants which are immediately exercisable to purchase an aggregate of 166,536 shares of Common Stock (the "Warrants"). The conversion of the Preferred Shares and the exercise of the Warrants are subject to the terms and conditions contained in the Preferred Stock Exchange Agreement dated January 10, 2002 among certain of the Reporting Persons, certain other investors and the Company. For a discussion of the terms and conditions of the Preferred Stock Exchange Agreement, the Determination of Terms of the Series C Preferred Shares and the Determination of Terms of the Series D Preferred Shares, see Amendment No. 2 to the Schedule 13D filed on January 17, 2002.

Item 2.  Identity And Background.
-------  ------------------------

         Item 2 of the Schedule 13D is amended and restated in its entirety as follows:

         (a) This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons."

         The Partnerships
         ----------------

                  (i) Farallon Capital Partners, L.P., a California limited partnership ("FCP"), with respect to the Common Stock beneficially owned by it (through direct ownership of Preferred Shares and Warrants);

                  (ii) Farallon Capital Institutional Partners, L.P., a California limited partnership ("FCIP"), with respect to the Common Stock beneficially owned by it (through direct ownership of Preferred Shares and Warrants and with respect to the 2,800 shares of Common Stock which FCIP owns directly);

                  (iii) Farallon Capital Institutional Partners II, L.P., a California limited partnership ("FCIP II"), with respect to the Common Stock beneficially owned by it (through direct ownership of Preferred Shares and Warrants and with respect to the 900 shares of Common Stock which FCIP II owns directly);



                              Page 23 of 35 Pages

                  (iv) Farallon Capital Institutional Partners III, L.P., a Delaware limited partnership ("FCIP III"), with respect to the Common Stock beneficially owned by it (through direct ownership of Preferred Shares and Warrants); and

                  (v) Tinicum Partners, L.P., a New York limited partnership ("Tinicum"), with respect to the Common Stock beneficially owned by it (through direct ownership of Preferred Shares and Warrants).

         FCP, FCIP, FCIP II, FCIP III and Tinicum are together referred to herein as the "Partnerships."

         The Management Company
         ----------------------

                  (vi) Farallon Capital Management, L.L.C., a Delaware limited liability company (the "Management Company"), with respect to the Common Stock beneficially owned by certain accounts managed by the Management Company (the "Managed Accounts") (through direct ownership of Preferred Shares and Warrants).

         The General Partner Of The Partnerships
         ---------------------------------------

                  (vii) Farallon Partners, L.L.C., a Delaware limited liability company which is the general partner of each of the Partnerships (the "General Partner"), with respect to the Common Stock beneficially owned by the Partnerships (through direct ownership of Preferred Shares and Warrants, and the 3,700 Shares owned directly by FCIP and FCIP II).

         The Managing Members Of The General Partner And The Management Company
         ----------------------------------------------------------------------

                  (viii) The following persons who are (or, solely with respect to Cohen, were) managing members of both the General Partner and the Management Company, with respect to the Common Stock beneficially owned by the Partnerships and the Managed Accounts (through direct ownership of Preferred Shares and Warrants, and the 3,700 Shares owned directly by FCIP and FCIP II):
                           Cohen, Chun R. Ding ("Ding"), Joseph F. Downes ("Downes"), William F. Duhamel ("Duhamel"), Charles
                           E. Ellwein ("Ellwein"), Richard B. Fried ("Fried"), Monica R. Landry ("Landry"), William F. Mellin ("Mellin"), Stephen L. Millham ("Millham"), Rajiv A. Patel ("Patel"), Derek C. Schrier ("Schrier"), Thomas
                           F. Steyer ("Steyer") and Mark C. Wehrly ("Wehrly").

         Cohen, Ding, Downes, Duhamel, Ellwein, Fried, Landry, Mellin, Millham, Patel, Schrier, Steyer and Wehrly are together referred to herein as the "Individual Reporting Persons."



                              Page 24 of 35 Pages

         (b) The address of the principal business and principal office of (i) the Partnerships, the General Partner and the Management Company is One Maritime Plaza, Suite 1325, San Francisco, California 94111 and (ii) each of the Individual Reporting Persons is set forth in Annex 1 hereto.

         (c) The principal business of each of the Partnerships is that of a private investment fund engaging in the purchase and sale of investments for its own account. The principal business of the General Partner is to act as the general partner of the Partnerships. The principal business of the Management Company is that of a registered investment adviser. The principal business of each of the Individual Reporting Persons is set forth in Annex 1 hereto.

         (d) None of the Partnerships, the Management Company, the General Partner or any of the Individual Reporting Persons has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

         (e) None of the Partnerships, the Management Company, the General Partner or any of the Individual Reporting Persons has, during the last five years, been party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

         (f) The citizenship of each of the Partnerships, the General Partner and the Management Company is set forth above. Each of the Individual Reporting Persons is a United States citizen.

         The other information required by Item 2 relating to the identity and background of the Reporting Persons is set forth in Annex 1 hereto.

Item 5.  Interest In Securities Of The Issuer.
-------  -------------------------------------

         Item 5 of the Schedule 13D is amended and restated in its entirety as follows:




                              Page 25 of 35 Pages

         (a) The Partnerships
             ----------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Partnership is incorporated herein by reference for each such Partnership. The percentage amount set forth in Row 13 of each such cover page was based upon a Common Stock outstanding figure determined by adding (i) the 9,002,101 shares of Common Stock outstanding as of August 12, 2004, as reported by the Company in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004 filed with the SEC on August 16, 2004, and (ii) the number of shares of Common Stock set forth below of which each Partnership is deemed a beneficial owner through its ownership of Preferred Shares and Warrants.

                                               Number of Shares of Common
                                               Stock Entity is Deemed to
                           Entity                  Beneficially Own*
                           ------                  -----------------

                           FCP                          398,072

                           FCIP                         426,506

                           FCIP II                       71,084

                           FCIP III                      85,301

                           Tinicum                       28,434

                           * As noted elsewhere in the Schedule 13D, FCIP and FCIP II, respectively, also own 2,800 and 900 shares of Common Stock directly.

                  (c) No transactions in the Shares or other securities have been consummated in the past 60 days.

                  (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Common Stock, Preferred Shares and/or Warrants. The Individual Reporting Persons other than Cohen are managing members of the General Partner.

                  (e)      Not applicable.



                              Page 26 of 35 Pages

         (b) The Management Company
             ----------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for the Management Company is incorporated herein by reference. The percentage amount set forth in Row 13 of the cover page hereto for the Management Company was based upon a Common Stock outstanding figure determined by adding (i) the 9,002,101 shares of Common Stock outstanding as of August 12, 2004, as reported by the Company in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004 filed with the SEC on August 16, 2004, and (ii) the 369,639 shares of Common Stock of which the Managed Accounts are deemed beneficial owners through their ownership of Preferred Shares and Warrants.

                  (c) No transactions in the Shares or other securities have been consummated in the past 60 days.

                  (d) The Management Company, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Common Stock, Preferred Shares and/or Warrants beneficially owned by the Managed Accounts. The Individual Reporting Persons other than Cohen are managing members of the Management Company.

                  (e)      Not applicable.

         (c) The General Partner
             -------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for the General Partner is incorporated herein by reference. The percentage amount set forth in Row 13 of the cover page hereto for the General Partner is based upon a Common Stock outstanding figure determined by adding (i) the 9,002,101 shares of Common Stock outstanding as of August 12, 2004, as reported by the Company in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004 filed with the SEC on August 16, 2004, and (ii) the 1,009,397 shares of Common Stock of which the General Partner may be deemed a beneficial owner through the Partnerships' ownership of Preferred Shares and Warrants.

                  (c)      None.

                  (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Common Stock, Preferred Shares and/or Warrants. The Individual Reporting Persons other than Cohen are managing members of the General Partner.

                  (e)      Not applicable.



                              Page 27 of 35 Pages

         (d) The Individual Reporting Persons
             --------------------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Individual Reporting Person is incorporated herein by reference for each such Individual Reporting Person. The percentage amount set forth in Row 13 of the cover pages hereto for each of the Individual Reporting Persons is based upon a Common Stock outstanding figure determined by adding (i) the 9,002,101 shares of Common Stock outstanding as of August 12, 2004, as reported by the Company in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004 filed with the SEC on August 16, 2004, and (ii) the 1,379,036 shares of Common Stock of which the Individual Reporting Persons, other than Cohen, may be deemed beneficial owners through the Partnerships' and the Managed Accounts' ownership of Preferred Shares and Warrants.

                  (c)      None.

                  (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Common Stock, Preferred Shares and/or the Warrants. The Management Company, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Common Stock, Preferred Shares and/or the Warrants beneficially owned by the Managed Accounts. The Individual Reporting Persons other than Cohen are managing members of the General Partner and of the Management Company.

                  (e) As of December 31, 2004, Cohen may no longer be deemed to be a beneficial owner of the shares of Common Stock, Preferred Shares or Warrants owned by the Partnerships and the Managed Accounts.

         The 3,700 Shares are held directly by FCIP (2,800 shares of Common Stock ) and FCIP II (900 shares of Common Stock). The Preferred Shares and Warrants in respect of which each Partnership is deemed to beneficially own Common Stock are owned directly by each such Partnership. The General Partner, as general partner to the Partnerships, may be deemed the beneficial owner of the Common Stock beneficially owned by the Partnerships. The Preferred Shares and Warrants in respect of which the Managed Accounts are deemed to beneficially own Common Stock are owned directly by the Managed Accounts. The Management Company, as investment adviser to the Managed Accounts, may be deemed the beneficial owner of the Common Stock



                              Page 28 of 35 Pages
beneficially owned by the Managed Accounts. The Individual Reporting Persons other than Cohen, as managing members of both the General Partner and the Management Company, may each be deemed to be the beneficial owner of all such shares of Common Stock beneficially owned by the Partnerships and the Managed Accounts. Each of the Management Company, the General Partner and the Individual Reporting Persons hereby disclaims any beneficial ownership of any such shares of Common Stock.


Item 7.  Materials To Be Filed As Exhibits.
-------  ----------------------------------

         There is filed herewith as Exhibit 1 a written agreement relating to the filing of joint acquisition statements as required by Section 240.13d-1(k) under the Securities Exchange Act of 1934, as amended.




                              Page 29 of 35 Pages

                                   SIGNATURES
                                   ----------


         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  January 20, 2005


                  /s/ Joseph F. Downes
                  -------------------------------------------------------------
                  FARALLON PARTNERS, L.L.C.,
                  on its own behalf and as General Partner of
                  FARALLON CAPITAL PARTNERS, L.P.,
                  FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.,
                  FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.,
                  FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.,
                  And TINICUM PARTNERS, L.P.
                  By Joseph F. Downes,
                  Managing Member


                  /s/ Joseph F. Downes
                  -------------------------------------------------------------
                  FARALLON CAPITAL MANAGEMENT, L.L.C.,
                  By Joseph F. Downes,
                  Managing Member


                  /s/ Joseph F. Downes
                  -------------------------------------------------------------
                  Joseph F. Downes, individually and as attorney-in-fact
                  for each of David I. Cohen, Chun R. Ding, William F. Duhamel, Charles E. Ellwein, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Rajiv A. Patel,
                  Derek C. Schrier, Thomas F. Steyer and Mark C. Wehrly.

         The Powers of Attorney, each executed by Cohen, Mellin, Millham and Steyer authorizing Downes to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on January 20, 1998, by such Reporting Persons with respect to the Shares of Spiros Development Corporation II, Inc., are hereby incorporated by reference. The Powers of Attorney, each executed by Duhamel and Fried authorizing Downes to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 7 to the Schedule 13D filed with the Securities and Exchange Commission on February 9, 1999 by such Reporting Persons with respect to the Callable Class A Common Stock of Crescendo Pharmaceuticals Corporation, are hereby incorporated by reference. The Power of Attorney executed by Mark C. Wehrly authorizing Downes to sign and file this
Schedule 13D on his behalf, which was filed with Amendment No. 4 to the Schedule 13D filed with the Securities and Exchange Commission



                              Page 30 of 35 Pages
on January 18, 2000, by such Reporting Person with respect to the Class A Common Stock of Momentum Business Applications, Inc., is hereby incorporated by reference. The Power of Attorney executed by Monica R. Landry authorizing Downes, as well as Steyer and Cohen, to sign and file this Schedule 13D on her behalf, which was filed with the Schedule 13G filed with the Securities and Exchange Commission on January 22, 2001, by such Reporting Person with respect to the Common Stock of Korn/Ferry International is hereby incorporated by reference. The Powers of Attorney executed by each of Chun R. Ding and Derek C. Schrier authorizing Downes to sign and file this Schedule 13D on his behalf, which was filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on July 2, 2003, by such Reporting Person with respect to the Common Stock of Salix Pharmaceuticals, Ltd., is hereby incorporated by reference. The Powers of Attorney executed by each of Charles E. Ellwein and Rajiv A. Patel authorizing Downes to sign and file this Schedule 13D on his behalf, which was filed with Amendment No. 4 to the Schedule 13G filed with the Securities and Exchange Commission on January 8, 2004 by such Reporting Person with respect to the Common Stock of Catalytica Energy Systems, Inc., is hereby incorporated by reference.




                              Page 31 of 35 Pages

                                                                         ANNEX 1


         Set forth below with respect to the Management Company and the General Partner is the following information: (a) name; (b) address; (c) principal business; (d) state of organization; and (e) controlling persons. Set forth below with respect to each managing member of the Management Company and the General Partner is the following: (a) name; (b) business address; (c) principal occupation; and (d) citizenship.

1.       The Management Company
         ----------------------

         (a)      Farallon Capital Management, L.L.C.
         (b)      One Maritime Plaza, Suite 1325
                  San Francisco, California  94111
         (c)      Serves as investment adviser to various managed accounts
         (d)      Delaware limited liability company
         (e) Managing Members: Thomas F. Steyer, Senior Managing Member; Chun R. Ding, Joseph F. Downes, William F. Duhamel, Charles E. Ellwein, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Rajiv A. Patel, Derek C. Schrier and Mark C. Wehrly, Managing Members.

2.       The General Partner
         -------------------

         (a)      Farallon Partners, L.L.C.
         (b)      c/o Farallon  Capital  Management,  L.L.C.
                  One Maritime Plaza, Suite 1325
                  San Francisco, California 94111
         (c)      Serves as general partner to investment partnerships
         (d)      Delaware limited liability company
         (e) Managing Members: Thomas F. Steyer, Senior Managing Member; Chun R. Ding, Joseph F. Downes, William F. Duhamel, Charles E. Ellwein, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Rajiv A. Patel, Derek C. Schrier and Mark C. Wehrly, Managing Members.

3.       The Individual Reporting Persons/The Managing Members
         -----------------------------------------------------

         Each of the Individual Reporting Persons is a United States citizen. The business address of each of the Individual Reporting Persons other than David I. Cohen is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 1325, San Francisco, California 94111. The
         business address of David I. Cohen is c/o Noonday Asset Management, L.P., 227 West Trade Street, Suite 2140, Charlotte, North Carolina 28202. The principal occupation of Thomas F. Steyer is serving as senior managing member of the Management Company and the General Partner. The principal occupation of each other Individual Reporting Person (other than David I. Cohen) is serving as a managing member of the Management Company and the General Partner. The principal occupation of David I. Cohen is serving as the managing member of Noonday G.P. (U.S.), L.L.C. and Noonday Capital, L.L.C., the general



                              Page 32 of 35 Pages
         partner of Noonday Asset Management, L.P. None of the Individual Reporting Persons have any additional information to disclose with respect to Items 2-6 of the Schedule 13D that is not already disclosed in the Schedule 13D.




                              Page 33 of 35 Pages

                                  EXHIBIT INDEX

EXHIBIT 1                                        Joint Acquisition Statement
                                                 Pursuant to Section 240.13d1(k)









                              Page 34 of 35 Pages

                                                                       EXHIBIT 1
                                                                              to
                                                                    SCHEDULE 13D

                           JOINT ACQUISITION STATEMENT
                        PURSUANT TO SECTION 240.13d-1(k)
                        --------------------------------

         The undersigned  acknowledge and agree that the foregoing  statement on
Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated:  January 20, 2005


                  /s/ Joseph F. Downes
                  -------------------------------------------------------------
                  FARALLON PARTNERS, L.L.C.,
                  on its own behalf and as General Partner of
                  FARALLON CAPITAL PARTNERS, L.P.,
                  FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.,
                  FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.,
                  FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.,
                  And TINICUM PARTNERS, L.P.
                  By Joseph F. Downes,
                  Managing Member


                  /s/ Joseph F. Downes
                  -------------------------------------------------------------
                  FARALLON CAPITAL MANAGEMENT, L.L.C.,
                  By Joseph F. Downes,
                  Managing Member


                  /s/ Joseph F. Downes
                  -------------------------------------------------------------
                  Joseph F. Downes, individually and as attorney-in-fact
                  for each of David I. Cohen, Chun R. Ding, William F. Duhamel, Charles E. Ellwein, Richard B. Fried, Monica R.Landry, William F. Mellin, Stephen L. Millham, Rajiv A. Patel,
                  Derek C. Schrier, Thomas F. Steyer and Mark C. Wehrly.




                              Page 35 of 35 Pages